Exhibit 10.31

VIGNETTE CORPORATION

1999 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase shares of the Common Stock of Vignette Corporation (the “Corporation”):

Name of Optionee:	[ ]*

Total Number of Shares:	[ ]*

Type of Option:	Non-statutory Stock Option

Exercise Price Per Share:	$[ ]*

Date of Grant:	[ ]*

Vesting Commencement Date:	[ ]*

Vesting Schedule:	[ ]*

Expiration Date:	[ ]* (ten years from Grant Date)
This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

*	The specific terms of this option are determined on the date of grant by the Board of Directors as prescribed by the Corporation’s 1999 Equity Incentive Plan. The typical vesting schedule for options granted to Board members stipulates 100% of the Shares subject to the option will become exercisable when the optionee completes twelve (12) months of continuous Service from the Vesting Commencement Date.

You and the Corporation agree that this option is granted under and governed by the terms and conditions of the 1999 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement; the Stock Option Agreement is attached to and made a part of this document.

You further agree that the Corporation may deliver by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Corporation is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Corporation may deliver these documents by posting them on a web site maintained by the Corporation or by a third party under contract with the Corporation. If the Corporation posts these documents on a web site, it will notify you by email.

OPTIONEE:	VIGNETTE CORPORATION

By:

Title:

VIGNETTE CORPORATION

1999 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Tax Treatment	This option is intended to be a Non-Statutory stock option.

Vesting

This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. In addition, this option becomes exercisable in full if the Corporation is subject to a “Change in Control” (as defined below) while you are in service as an employee, consultant or outside director of the Corporation or a parent or subsidiary of the Corporation (“Service”).

No additional shares become exercisable after your Service has terminated for any reason.

Change in Control

Notwithstanding anything in the Plan to the contrary:

In the event of any Change in Control this option shall become fully vested and exercisable effective as of immediately prior to the specified effective date for the Change in Control. Immediately following the consummation of the Change in Control, each option not exercised prior to the effective date of the Change in Control shall terminate and cease to be outstanding, except to the extent assumed or substituted by the successor corporation or its parent company.

For purposes of this section, Change in Control shall be defined as a change in ownership or control of the Corporation effected through one of the following transactions:

a. the consummation of a merger or consolidation of the Corporation with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Corporation immediately prior to such merger, consolidation or other reorganization;

b. the sale, transfer or other disposition of all or substantially all of the Corporation’s assets;

c. a change in the composition of the Board, as a result of which fewer than one-third of the incumbent directors are directors who either (i) had been directors of the Corporation on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved;

d. any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Corporation representing at least 50% of the total voting power represented by the Corporation’s then outstanding voting securities. For purposes of this Paragraph (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the 1934 Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of the Common Stock of the Corporation; or

e. a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.

Term	This option expires in any event at the close of business at Corporation headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Regular Termination	If your Service terminates for any reason except death, then this option will expire at the close of business at Corporation headquarters on the date twelve months after your termination date. The Corporation determines when your Service terminates for this purpose.

Death	If you die while in Service or during the twelve (12) month period following your cessation of Service, then this option will expire at the close of business at Corporation headquarters on the date twelve (12) months after the date of death.

Restrictions on Exercise	The Corporation will not permit anyone to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise	When you wish to exercise this option, you must notify the Corporation by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Corporation.

Form of Payment	When you submit your notice of exercise, you must include payment of the option exercise price for the shares you are purchasing. Unless otherwise prohibited by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

• Your personal check, a cashier’s check or a money order.

•        Certificates for shares of Corporation stock that you own, along with any forms needed to effect a transfer of those shares to the Corporation. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Corporation stock, you may attest to the ownership of those shares on a form provided by the Corporation and have the same number of shares subtracted from the option shares issued to you. However, you may not surrender, or attest to the ownership of, shares of Corporation stock in payment of the exercise price if your action would cause the Corporation to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

•        Irrevocable directions to a securities broker approved by the Corporation to sell all or part of your option shares and to deliver to the Corporation from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form provided by the Corporation. However, payment pursuant to this procedure shall not be permitted if such payment would violate applicable law or a policy of the Corporation.

Withholding Taxes and Stock Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable to the Corporation to pay any applicable withholding taxes, if any, that may be due as a result of the option exercise. These arrangements may include, in the Corporation’s discretion, withholding shares of Corporation stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions on Resale	By signing this Agreement, you agree not to sell any option shares at a time when applicable laws, regulations, Corporation trading policies (including the Corporation’s Insider Trading Policy, a copy of which can be found on the Company intranet) or an agreement between the Corporation and its underwriters prohibit a sale. This restriction will apply as long as you are a director of the Corporation.

Transfer of Option	In general, only you may exercise this option prior to your death. You may not transfer or assign this option, except as provided below. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or in a beneficiary designation.

However, the Corporation may, in its sole discretion, allow you to transfer this option as a gift to a family member. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest.

In addition, the Corporation may, in its sole discretion, allow you to transfer this option to your spouse or former spouse pursuant to a domestic relations order.

The Committee will allow you to transfer this option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.

If another person wants to exercise this option after it has been transferred to him or her, including a transfer upon your death, that person must prove to the Corporation’s satisfaction that he or she is entitled to exercise this option. That person must also complete the proper “Notice of Exercise” form (as described above) and pay the exercise price (as described below).

Retention Rights	Neither your option nor this Agreement give you the right to be retained by the Corporation or a subsidiary of the Corporation in any capacity. Nothing in this Agreement or in the Plan shall interfere with or otherwise restrict in any way the rights of the Corporation and the Corporation’s stockholders to remove you from the Board at any time in accordance with the provisions of applicable law.

Stockholder Rights	You (or your estate, heirs or transferee) have no rights as a stockholder of the Corporation until you (or your estate, heirs or transferee) have exercised this option by giving the required notice to the Corporation and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before this option is exercised, except as described in the Plan.

Adjustments	The adjustments to any outstanding options shall be made by the Board in a manner which shall preclude, other than as authorized by the Plan, this Agreement or applicable law, the enlargement or dilution of rights and benefits under such awards and shall be final, binding and conclusive. In the event of a stock split, a stock dividend or a similar change in the Corporation’s stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan in the sole discretion of the Corporation.

Applicable Law	This Agreement will be interpreted and enforced with respect to issues of contract law under the laws of the State of Texas and with respect to issues of corporation law under the laws of the State of Delaware.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. A copy of the Plan is available on the Corporation’s intranet or by request to the Finance Department.

This Agreement and the Plan constitute the entire understanding between you and the Corporation regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE

TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.